Exhibit 99.1

HCP Prices Offering of 40 Million Shares

LONG BEACH, Calif., Dec 14, 2010 (BUSINESS WIRE) —

HCP (NYSE:HCP) announced the pricing of a public offering of 40 million shares of common stock at a price per share of $32.00. The deal was upsized from the originally announced 31 million shares due to strong investor demand. The proceeds from this offering will be approximately $1.28 billion. HCP anticipates that the net proceeds of this offering will be used, together with future debt offerings, cash on hand, and the reinvestment of proceeds from the repayment of HCP’s existing HCR ManorCare debt investments, to finance the previously announced $6.1 billion acquisition of substantially all of the post-acute, skilled nursing and assisted living facilities of HCR ManorCare. The closing of the offering is not conditioned upon the consummation of the acquisition. If the acquisition is not consummated, HCP intends to use the net proceeds from this offering for general corporate purposes or working capital purposes, or both, which may include the repayment of indebtedness or other acquisitions or investment opportunities.

The underwriters also have an option to purchase up to 6.0 million shares of common stock exercisable within 30 days.

Citi, BofA Merrill Lynch, J.P. Morgan, UBS Investment Bank and Wells Fargo Securities will act as joint book-running managers for the offering. The offering of shares of HCP common stock may be made only by means of a prospectus, copies of which can be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, or (877) 858-5407 or batprospectusdept@citi.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of September 30, 2010, HCP’s portfolio of investments, including properties owned by its unconsolidated joint ventures, consisted of: (i) interests in 670 properties among the following segments: 250 senior housing, 102 life science, 252 medical office, 45 skilled nursing and 21 hospital; and (ii) $2.0 billion of mezzanine and other secured loans.

Forward-looking Statements

The statements contained in this release which are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include general economic conditions and the ability of HCP to complete the offering and receive the resulting proceeds. Some of these risks, and other risks, are described from time to time in HCP’s Securities and Exchange Commission filings.

SOURCE: HCP, Inc.

HCP
Thomas M. Herzog
Executive Vice President — Chief Financial Officer
562-733-5309